Exhibit (a)(1)(i)

FORM OF ADDENDUM

The following is a list of your outstanding options as of June 4, 2007 which are eligible for amendment pursuant to the Offer to Amend Certain Options, dated June 7, 2007:

Original Grant Date	Options Outstanding Vesting in 2005 and later (“Eligible Options”)	Original Option Exercise Price	New Option Exercise Price	Expected Cash Payment*

Totals

*	Less applicable withholding tax